Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-164629) on Form S-1 of The Frontier Fund of our report dated March 22, 2010, relating to our audits of the consolidated statements of financial condition of Equinox Fund Management, LLC and Subsidiaries, which appear in this Current Report on Form 8-K of The Frontier Fund.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

March 22, 2010